Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-108789

                           PROSPECTUS SUPPLEMENT NO. 1
                     (To Prospectus dated December 17, 2003)

         This prospectus supplement supplements the prospectus dated December 17, 2003 of DoubleClick Inc. relating to the resale from time to time by selling securityholders of our Zero Coupon Convertible Subordinated Notes due 2023 held by certain securityholders and the shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

         The securities offered in the prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 4 of the prospectus in determining whether to purchase the DoubleClick Inc. Zero Coupon Convertible Subordinated Notes due 2023 or the common stock issuable upon conversion of the notes.

                             ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                             ---------------------

         The sixth paragraph of the section of the prospectus entitled "Plan of Distribution" on page 52 of the prospectus is amended and restated in its entirety to read as follows:

         The selling securityholders and any broker-dealers who act in connection with the sale of notes or shares of common stock issuable upon conversion of the notes my be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock issuable upon conversion of the notes may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. Citigroup Global Markets Inc., Forest Fulcrum Fund LP and KBC Financial Products USA Inc. have informed us that they are registered broker-dealers, and, as a result, they may be deemed to be underwriters in connection with the sale of the notes or shares of common stock issuable upon conversion of the notes.


                             ---------------------

         The sections of the prospectus entitled "Selling Securityholders" and "Voting/Investment Control Table" on pages 21-24 of the prospectus are amended and restated in their entirety to read as follows:

                             SELLING SECURITYHOLDERS

         We issued the notes covered by this prospectus in a private placement on June 23, 2003. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledges, donees or their successors, may offer and sell the notes and shares of our common stock issuable upon conversion of the notes pursuant to this prospectus.

         The following table sets forth information with respect to the selling securityholders and the principal amount of notes and shares of our common stock issuable upon conversion of the notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The table is based on information given to us by selling securityholders on or before December 30, 2003.


                                                                    Shares of
                                                                   DoubleClick
                                                  Principal          Common                              Shares of
                                                  Amount of           Stock                             DoubleClick
                                                    Notes         Beneficially       Notes Owned       Common Stock
                                                Beneficially       Owned Upon           After           Owned After
                                                 Owned That       Conversion of     Completion of      Completion of
Name of Securityholder                           May Be Sold      the Notes (1)    the Offering (2)  the Offering (2)
--------------------------------------------    -------------     --------------  -----------------  -----------------
Barclays Global Investors Diversified Alpha
Plus Funds.................................           291,000          22,183             0                 0

Citadel Equity Fund Ltd....................        25,635,000       1,954,184             0                 0

Citadel Jackson Investment Fund Ltd........         2,765,000         210,778             0                 0

Citigroup Global Markets FMR Salomon Smith
Barney.....................................         2,543,000         193,855             0                 0

DBAG London................................        12,250,000         933,830             0                 0

Forest Fulcrum Fund LP.....................           759,000          57,859             0                 0

Forest Global Convertible Fund, Ltd., Class
A-5........................................         2,818,000         214,819             0                 0

Forest Multi-Strategy Master Fund SPC, on
Behalf of its Multi-Strategy Segregated
Portfolio..................................         1,033,000          78,746             0                 0

JMG Triton Offshore Fund, Ltd..............        14,000,000       1,067,235             0                 0

KBC Financial Products USA Inc.............         1,150,000          87,665             0                 0

LDG Limited................................           471,000          35,904             0                 0

Lexington Vantage Fund c/o TQA Investors,
L.L.C......................................           140,000          10,672             0                 0

LLT Limited................................           260,000          19,820             0                 0

Lyxor Forest Fund Ltd......................         1,278,000          97,423             0                 0

NMS Services (Cayman) Inc..................        16,000,000       1,219,697             0                 0

Relay 11 Holdings Co.......................           185,000          14,102             0                 0

Sphinx Convertible Arbitrage SPC...........           108,000           8,232             0                 0

Sphinx Fund c/o TQA Investors, L.L.C.......           272,000          20,734             0                 0

TQA Master Fund, Ltd.......................         7,308,000         557,096             0                 0

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


                                                                    Shares of
                                                                   DoubleClick
                                                  Principal          Common                              Shares of
                                                  Amount of           Stock                             DoubleClick
                                                    Notes         Beneficially       Notes Owned       Common Stock
                                                Beneficially       Owned Upon           After           Owned After
                                                 Owned That       Conversion of     Completion of      Completion of
Name of Securityholder                           May Be Sold      the Notes (1)    the Offering (2)  the Offering (2)
--------------------------------------------    -------------     --------------  -----------------  -----------------

TQA Master Plus Fund, Ltd..................         7,214,468         549,966             0                 0

UBS AG London Branch.......................        16,000,000       1,219,697             0                 0

Univest Convertible Arbitrage Fund Ltd.....           169,000          12,883             0                 0

Wachovia Bank National Association.........        16,000,000       1,219,697             0                 0

Xavex - Convertible Arbitrage 4 Fund......             99,000           7,546             0                 0

Xavex - Convertible Arbitrage 7 Fund c/o TQA
Investors, L.L.C..........................          1,278,000          97,423             0                 0

Zurich Institutional Benchmarks Master Fund,
Ltd. c/o TQA Investors, L.L.C.............          1,002,000          76,383             0                 0

Other (3)(4)..............................          3,971,532         302,754             0                 0

----------------
(1) Assumes conversion of all of the selling securityholders' notes at the maximum conversion rate of 76.2311 shares per note. However, the maximum conversion rate is subject to adjustment as described under "Description of the Notes-Conversion Rate Adjustments." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) We do not know when or in what amounts a selling securityholder may offer notes or shares of our common stock issuable upon conversion of the notes for sale. The selling securityholders might not sell any or all of the notes or shares of our common stock issuable upon conversion of the notes offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of our common stock issuable upon conversion of the notes pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of our common stock issuable upon conversion of the notes, we cannot estimate the number of the notes or shares of our common stock issuable upon conversion of the notes that will be held by the selling securityholders after the completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the notes or shares of our common stock issuable upon conversion of the notes covered by this prospectus will be held by the selling securityholders.

(3) Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus amendments or supplements, as required.

(4) Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the notes.

Citigroup Global Markets Inc. has performed advisory services for us and was an initial purchaser of the notes. None of the other selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.



                         VOTING/INVESTMENT CONTROL TABLE

Name of Securityholder                                      Natural person or persons with voting or dispositive power
----------------------                                      ----------------------------------------------------------

Barclays Global Investors Diversified Alpha Plus
     Funds.............................................                             Michael A. Boyd

Citadel Equity Fund Ltd................................                          Kenneth C. Griffin (1)

Citadel Jackson Investment Fund Ltd. ..................                          Kenneth C. Griffin (2)

Citigroup Global Markets FMR Salomon Smith
     Barney............................................                           Michael Richard Hunt

DBAG London............................................                                 Dan Azzi

Forest Fulcrum Fund LP.................................                             Michael A. Boyd

Forest Global Convertible Fund, Ltd., Class A-5........                             Michael A. Boyd

Forest Multi-Strategy Master Fund SPC, on Behalf of its
     Multi-Strategy Segregated Portfolio...............                             Michael A. Boyd

JMG Triton Offshore Fund, Ltd..........................                 Jonathan M. Glaser and Roger Richter(3)

KBC Financial Products USA Inc.........................                               Luke Edwards

LDG Limited............................................                                   (4)

Lexington Vantage Fund c/o TQA Investors,
     L.L.C.............................................                                   (4)

LLT Limited............................................                             Michael A. Boyd

Lyxor Forest Fund Ltd..................................                             Michael A. Boyd

NMS Services (Cayman) Inc..............................                           R. Kevin Beauregard

Relay 11 Holdings Co...................................                             Michael A. Boyd

Sphinx Convertible Arbitrage SPC.......................                             Michael A. Boyd

Sphinx Fund c/o TQA Investors, L.L.C...................                                   (4)

TQA Master Fund, Ltd...................................                                   (4)

TQA Master Plus Fund, Ltd..............................                                   (4)

UBS AG London Branch...................................              Tom Klein, Veronica Wilthew and Charlie Dietz

Univest Convertible Arbitrage Fund Ltd.................                          Terri Engelman Rhoads

Wachovia Bank National Association.....................                               Eric Peyton

Xavex - Convertible Arbitrage 4 Fund...................                             Michael A. Boyd

Xavex - Convertible Arbitrage 7 Fund c/o TQA
     Investors, L.L.C..................................                                   (4)

Zurich Institutional Benchmarks Master Fund, Ltd.
     c/o TQA Investors, L.L.C..........................                                   (4)

-----------------
(1) Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the referenced notes beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate voting and investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the referenced notes held by Citadel Equity Fund Ltd.

(2) Citadel Limited Partnership is the trading manager of Citadel Jackson Investment Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Jackson Investment Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the referenced notes beneficially owned by Citadel Jackson Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate voting and investment discretion over securities held by Citadel Jackson Investment Fund Ltd. Mr. Griffin disclaims beneficial ownership of the referenced notes held by Citadel Jackson Investment Fund Ltd.

(3) JMG Triton Offshore Fund, Ltd., or JMG Triton, is an international business company under the laws of the British Virgin Islands. JMG Triton's investment manager is Pacific Assets Management LLC, a Delaware limited liability company. Pacific Assets Management LLC is an investment advisor registered with the Securities and Exchange Commission and has voting and dispositive power over JMG Triton's investments, including the referenced notes. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Assets Management LLC are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel
         A. David, and Messrs. Glaser and Richter have sole investment and voting discretion over JMG Triton's portfolio holdings.

(4) The securityholder has informed us that TQA Investors, L.L.C. has voting or investment power over the referenced notes. TQA Investors, L.L.C. consists of the following five members: Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero. Mr. Butman serves as chief executive officer of TQA Investors, L.L.C.

                               -----------------

          The date of this prospectus supplement is December 30, 2003.
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